                                        Communications World International, Inc.
                                                                         Form 8K
                                                                     Exhibit 2.1



                           ASSET PURCHASE AGREEMENT



                                 BY AND AMONG



                      COMMWORLD ACQUISITION CORPORATION,



                   COMMUNICATIONS WORLD INTERNATIONAL, INC.,



                                      AND



                             ALLSTAR SYSTEMS, INC.



                          Dated as of March 16, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page No.
                                                                       --------


[To be provided]



LIST OF EXHIBITS


     Exhibit A      -      Form of Assumption Agreement
     Exhibit B      -      Form of Bill of Sale and Assignment
     Exhibit C      -      Purchase Price Allocation
     Exhibit D      -      Form of Opinion of Seller's Counsel
     Exhibit E      -      Form of Furniture and Equipment Lease
     Exhibit F      -      Form of License Agreement
     Exhibit G      -      Form of Sublease Agreement
     Exhibit H      -      Form of Noncompetition Agreement
     Exhibit I      -      Form of Subscription Agreement

LIST OF SCHEDULES

Disclosure Schedules
       Schedule 2.1(a)   -   Inventory
       Schedule 2.1(b)   -   Customer List
       Schedule 2.1(c)   -   Vehicle Leases
       Schedule 2.1(d)   -   Transferred Projects and Transferred Project
                             Contracts
       Schedule 2.1(e)   -   Vendor Contracts
       Schedule 2.5      -   Retained Projects and Retained Project Contracts
       Schedule 2.8      -   Warranty Obligations
       Schedule 3.3      -   Consents and Approvals
       Schedule 3.5      -   Liens
       Schedule 3.6      -   Investigation or Litigation
       Schedule 3.9      -   Insurance
       Schedule 3.12     -   Permits
       Schedule 3.13     -   Financial Statements
       Schedule 5.7      -   Transferred Employees

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of March 16, 2000, by and among COMMWORLD ACQUISITION CORPORATION, a Texas corporation ("Purchaser"), COMMUNICATIONS WORLD INTERNATIONAL, INC., a Colorado corporation ("CWII"), and ALLSTAR SYSTEMS, INC., a Delaware corporation ("Seller").

     In consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:

1.   DEFINITIONS

     1.1  General Definitions. Unless otherwise stated in this Agreement, the
          -------------------
following terms shall have the following meanings:

     "1933 Act":  As defined in Section 5.11(a) hereof.
      --------

     "Accounts Receivable":  As defined in Section 5.14(a) hereof.
      -------------------

     "Affiliate":  Any Person that, directly or indirectly, controls, or is
      ---------
controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     "Assets":  As defined in Section 2.1 hereof.
      ------

     "Assumed Obligations":  As defined in Section 2.7(a) hereof.
      -------------------

     "Assumption Agreement":  The Assumption Agreement in the form of Exhibit
      --------------------                                            -------
     "A" attached hereto.
     ---

     "Bill of Sale and Assignment":  The Bill of Sale and Assignment in the form
      ---------------------------
of Exhibit "B" attached hereto.
   -----------

     "Cap":  As defined in Section 9.3 hereof.
      ---

     "Closing":  As defined in Section 7.1 hereof.
      -------

     "Closing Date":  As defined in Section 7.1 hereof.
      ------------

     "Code":  The Internal Revenue Code of 1986, as amended.
      ----

ASSET PURCHASE AGREEMENT - Page 1

     "Customer List":  As defined in Section 2.1(b) hereof.
      -------------

     "CWII Common Stock": As defined in Section 2.3 hereof.
      -----------------

     "Damages":  As defined in Section 9 hereof.
      -------

     "Disclosure Schedules":  The package of disclosure schedules to this
      --------------------
Agreement delivered by Seller to Purchaser prior to the date hereof and incorporated by reference to the Section of this Agreement to which each such schedule relates.

     "Environmental Requirements":  All federal, state, foreign and local laws,
      --------------------------
statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Body, and all obligations concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     "Excluded Assets":  As defined in Section 2.2 hereof.
      ---------------

     "Financial Statements":  As defined in Section 3.13 hereof.
      --------------------

     "Furniture and Equipment Lease":  The Furniture and Equipment Lease in the
      -----------------------------
form of Exhibit "E" attached hereto.
        -----------

     "GAAP":  As defined in Section 2.3 hereof.
      ----

     "Governmental Body":  Any court or any federal, state, municipal or other
      -----------------
governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

     "Gross Revenue":  As defined in Section 2.3 hereof.
      -------------

     "Gross Revenue Period": As defined in Section 2.3 hereof.
      --------------------

     "Gross Revenue Statement": As defined in Section 2.4 hereof.
      -----------------------

     "Indemnification Notice":  As defined in Section 9.4 hereof.
      ----------------------

     "Inventory":  As defined in Section 2.1(a) hereof.
      ---------

     "Knowledge":  In the case of knowledge of Seller, "Knowledge" shall mean
      ---------
the actual knowledge of the directors and officers of Seller.

ASSET PURCHASE AGREEMENT - Page 2

     "License Agreement":  The License Agreement in the form of Exhibit "F"
      -----------------                                         -----------
attached hereto.

     "Lien":  All mortgages, deeds of trust, claims, liens, security interests,
      ----
pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind, other than (a) liens for taxes not yet due and payable and (b) liens securing rental payments under the Vehicle Leases.

     "Material Adverse Effect":  Any change (individually or in the aggregate)
      -----------------------
in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that will or can reasonably be expected to result in a cost, expense, charge, liability or diminution in value of the Assets equal to or greater than $25,000.00.

     "Noncompetition Agreement":  The Noncompetition Agreement in the form of
      ------------------------
Exhibit "H" attached hereto.
-----------

     "Operative Documents":  This Agreement, the Assumption Agreement, the Bill
      -------------------
of Sale and Assignment, the Furniture and Equipment Lease, the License Agreement, the Sublease Agreement, the Noncompetition Agreement, the Subscription Agreement and all other agreements, instruments, documents, schedules and certificates executed and delivered by or on behalf of Seller or Purchaser at or before the Closing pursuant to this Agreement.

     "Order":  Any order, writ, injunction, decree, judgment, award or
      -----
determination of any Governmental Body.

     "Permits":  All permits, authorizations, certificates, approvals,
      -------
registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and (a) under any (1) federal, state, local or foreign statute, ordinance or regulation,
(2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

     "Person":  An individual, partnership, joint venture, corporation, company,
      ------
limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

     "Premises":  The Subleased Real Property.
      --------

     "Proceeding": Any action, order, claim, suit, proceeding, litigation,
      ----------
investigation, inquiry, review or notice.

     "Public Announcement": As defined in Section 5.10 hereof.
      -------------------

     "Purchase Price":  As defined in Section 2.3 hereof.
      --------------

ASSET PURCHASE AGREEMENT - Page 3

     "Purchaser Indemnitees":  As defined in Section 9.1 hereof.
      ---------------------

     "Registrable Securities":  As defined in Section 5.11(a)(ii) hereof.
      ----------------------

     "Retained Liabilities":  As defined in Section 2.7(b) hereof.
      --------------------

     "Retained Project Contracts":  As defined in Section 2.2(a) hereof.
      --------------------------

     "Retained Projects": As defined in Section 2.5 hereof.
      -----------------

     "Run Rate": As defined in Section 2.3 hereof.
      --------

     "SEC":  The Securities and Exchange Commission.
      ---

     "Seller Indemnitees":  As defined in Section 9.2 hereof.
      ------------------

     "Sublease Agreement":  The Sublease Agreement in the form of Exhibit "G"
      ------------------                                          -----------
attached hereto.

     "Subleased Real Property":  A portion of the premises located at 6401
      -----------------------
Southwest Freeway, Houston, Texas 77074 which is subleased by Seller to Purchaser pursuant to the Sublease Agreement.

     "Subscription Agreement":  The Subscription Agreement in the form of
      ----------------------
Exhibit "I" attached hereto.
-----------

     "Subsidiary" or "Subsidiaries":  With respect to any corporation shall mean
      ----------      ------------
any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

     "Tax Obligations":  Any Taxes which are attributable or related to the
      ---------------
assets or the Telecom Division of Seller for any periods ending on or before the Closing Date or which may be applicable because of the Transactions.

     "Taxes":  Any federal, state, local or foreign income, sales, excise, real
      -----
or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule or regulation.

     "Telecom Division":  Means the business acquired or to be acquired by
      ----------------
Purchaser pursuant to the Operative Documents, consisting of the Assets and the Assumed Obligations (but not including the Excluded Assets), and which may be more particularly described as the interconnect division of Seller known as "Allstar Communications," located at 6401 Southwest Freeway, Houston, Texas.

ASSET PURCHASE AGREEMENT - Page 4

     "Third Party Consents":  As defined in Section 6.1(i) hereof.
      --------------------

     "Threatened":  Any matter or thing will be deemed to have been Threatened
      ----------
when used herein with respect to any party if that party has received notice, in writing, from the Person to whom the threat is attributable, or such Person's agents, which makes specific reference to and clearly identifies the matter or thing being threatened.

     "Tools and Equipment": As defined in Section 5.13 hereof.
      -------------------

     "Transaction" or "Transactions":  The acquisition of the Assets and the
      -----------      ------------
performance of the other covenants and transactions described in this Agreement.

     "Transaction Expenses":  The expenses incurred in connection with the
      --------------------
preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of counsel and representatives.

     "Transferred Project Contracts": As defined in Section 2.1(d) hereof.
      -----------------------------

     "Transferred Project Payment": As defined in Section 2.1(d) hereof.
      ---------------------------

     "Transferred Projects": As defined in Section 2.1(d) hereof.
      --------------------

     "Unidentified Payment":  As defined in Section 5.14(a)(f) hereof.
      --------------------

     "Vendor Contracts":  As defined in Section 2.1 (e) hereof.
      ----------------

     "Warranty Obligations":  As defined in Section 2.8 hereof.
      --------------------

      Other defined terms shall have the meanings ascribed to such terms elsewhere herein.

 2.   SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

      2.1  Agreement to Purchase and Sell.  Subject to the applicable terms and
           ------------------------------
conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the following assets (such assets, specifically excluding the Excluded Assets, being collectively referred to as the "Assets"):

           (a) Inventory.  All inventory, parts, raw materials, supplies and
               ---------
     other materials held or used by the Telecom Division, including, without limitation, those items listed on Schedule 2.1(a) hereto (the "Inventory");
                                       ---------------

           (b) Customer List.  The list of all past and current customers of
               -------------
     the Telecom Division, including, without limitation, those customers listed on Schedule 2.1(b) hereto (the "Customer List");
        ---------------

ASSET PURCHASE AGREEMENT - Page 5

           (c) Vehicle Leases. The vehicle leases described on Schedule 2.1(c)
               --------------                                  ---------------
     hereto (the "Vehicle Leases");

           (d) Transferred Projects.  The outstanding projects of the Telecom
               --------------------
     Division, including, without limitation, all work-in-progress, labor, parts, equipment, materials and the purchaser orders, customer contracts and other written agreements with customers (the "Transferred Project Contracts") for such projects, described on Schedule 2.1(d) hereto (the
                                                 ---------------
     "Transferred Projects"). In addition to any other consideration to be paid by Purchaser to Seller under this Agreement, Purchaser agrees to pay Seller, on or before ninety (90) days from the date of this Agreement, the sum of $1,496.00 for the Transferred Projects (collectively, the "Transferred Project Payment"). CWII hereby guarantees Purchaser's payment of the Transferred Project Payment to Seller in accordance with this
     Section 2.1(d). The full amounts of any customer deposits or payments made to Seller with respect to the Transferred Projects shall be deducted by Purchaser from such payment;

           (e) Vendor Contracts.  The vendor contracts of the Telecom Division
               ----------------
     described on Schedule 2.1(e) hereto to the extent that an assignment is
                  --------------
     permitted thereunder (the "Vendor Contracts"). No Vendor Contract shall be assigned from Seller to Purchaser until the applicable Third Party Consent has been obtained and Purchaser agrees not to require any assignment if the vendor requires that Purchaser or CWII enter into a new contract.

           (h) Documents and Plans.  All documents, correspondence, lists,
               -------------------
     plats, architectural plans, drawings and specifications, creative materials, studies, reports, and other printed or written materials of or used by the Telecom Division in connection with the Transferred Projects;

           (i) Warranty Rights.  To the extent transferable, the benefit of and
               ---------------
     the right to enforce warranties, if any, that Seller is entitled to enforce covering all or any part of the Assets; and

           (j) Telephone Numbers.  The telephone and facsimile numbers
               -----------------
     specifically assigned for use by the Telecom Division, being (713) 795-2200, (713) 795-2222, (713) 795-2254 and (713) 795-2255, respectively.

     2.2  Excluded Assets.  Seller shall retain, and the Assets shall not
          ---------------
include, any assets of Seller not expressly listed in Section 2.1 above (the "Excluded Assets"), including, without limitation, the following:

           (a) Retained Projects.  The Retained Projects, including without
               -----------------
     limitation, all work-in-progress, labor, parts, equipment, materials and the purchase orders, contracts and other written agreements for the Retained Projects (the "Retained Project Contracts");

ASSET PURCHASE AGREEMENT - Page 6

           (b) Inventory in Transit.  Any inventory of equipment and materials
               --------------------
in transit as of the Closing Date from the Telecom Division's suppliers or in transit from the Telecom Division's suppliers directly to (or as ordered by) the Telecom Division's customers (to the extent that any such items in transit exist, the parties shall use their reasonable efforts to effect the commercially reasonable disposition of same on terms and conditions that are mutually acceptable to the parties);

           (c) Non-Essential Assets.  Assets not used by the Telecom Division;
               --------------------

           (d) Administrative Assets.  Assets used by the Telecom Division to
               ---------------------
perform corporate and general administrative functions, including the Telecom Division's accounting systems and computer hardware and software used to operate such systems;

           (e) Identity Assets.  All of Seller's, and its subsidiaries', names
               ---------------
and trade names and service marks, or names derived therefrom, other than as licensed to Purchaser pursuant to the License Agreement;

           (f) Accounts Receivable.  All of the Telecom Division's accounts
               -------------------
receivable, including receivables due from suppliers and rebates due from suppliers and including receivables now and in the future under the Retained Projects;

           (g) Notes Receivable.  All notes receivable;
               ----------------

           (h) Cash.  All cash and cash equivalents;
               ----

           (i) Real Property.  All real property (except to the extent of
               -------------
Purchaser's leasehold rights in the Subleased Real Property);

           (j) Records.  All accounting and tax records and customer and sales
               -------
records of the Telecom Division (including originals and all customer lists), all supplier and purchaser records of the Telecom Division, all personnel records of the Telecom Division and all other books and records of the Telecom Division; provided, however, that Seller hereby agrees to maintain such records for a period of five (5) years after Closing and shall permit Purchaser to have reasonable access to all such records and to make copies thereof to the extent necessary and appropriate for its ownership and operation of the Assets of the Telecom Division;

           (k) Insurance Matters.  All insurance proceeds, insurance claims,
               -----------------
prepaid insurance premiums and claims for refunds of insurance premiums;

           (l) Other Telephone Numbers.  All of Seller's telephone and facsimile
               -----------------------
numbers other than those specifically assigned for use by the Telecom
Division; and

           (m) Other Rights and Interests.  All right, title and interest of
               --------------------------
Seller in and to all claims and causes of action relating or pertaining to the Telecom Division to the extent accruing before the Closing Date.

ASSET PURCHASE AGREEMENT - Page 7

     2.3  Purchase Price. Subject to the terms and conditions of this Agreement,
          --------------
in consideration for Purchaser's acquisition of the Assets, (a) Purchaser shall pay Seller at Closing TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) by certified or cashier's cash; and (b) CWII shall issue to Seller, pursuant to Section 2.4 below, such number of shares of restricted common stock, no par value per share, of CWII ("CWII Common Stock") as shall be determined by dividing the Numerator by the Denominator (as such terms are hereinafter defined); ((a) and (b) above, collectively, the "Purchase Price"). For purposes of this Agreement, the term (a) the "Numerator" shall be the product of (i) $300,000.00, multiplied by (ii) the quotient of (A) the difference between the product of the monthly average of the Gross Revenue (hereinafter defined) of the Telecom Division for the months of August and September 2000 (the "Gross Revenue Period") multiplied by twelve (12) (the "Run Rate") (for purposes of this calculation, the Run Rate may not exceed $6,000,000.00 and the maximum dollar amount of CWII Common Stock to be received by Seller pursuant to this Section 2.3 and Section 2.4 below shall not exceed $300,000.00), minus $3,000,000.00, (B) divided by $3,000,000.00, (b) the
"Denominator" shall be the average of the daily closing price for the CWII Common Stock for the thirty (30) days in which trading occurs prior to the first to occur of (i) Closing, and (ii) the Public Announcement, and (c) "Gross Revenue" shall mean gross earnings as determined in accordance with Generally Accepted Accounting Principles, consistently applied ("GAAP") and in accordance with Purchaser's and CWII's normal revenue recognition policies. By way of example, assuming that the monthly average Gross Revenue for the Telecom Division for the Gross Revenue Period is $416,666.67 and the Denominator (i.e. the average daily closing price) is $2.00, then the calculation of the number of shares of CWII Common Stock to be received by Seller is as follows:

ASSET PURCHASE AGREEMENT - Page 8


Step                              Calculation                                     Result
---                               -----------                                     ------
1     Multiply Gross Revenue for Gross Revenue Period by 12 to              $5,000,000.00
      determine Gross Revenue on annualized basis (which may not exceed $6,000,000.00)
      ($416,666.67 x 12)
2     Subtract $3,000,000.00 from annualized Gross Revenue determined       $2,000,000.00
      in Step 1
      ($5,000,000.00 - $3,000,000.00)
3     Divide result from Step 2 by $3,000,000.00 to determine               66 2/3 %
      percentage of $300,000.00 of CWII Common Stock to be received
      ($2,000,000.00/$3,000,000.00)
4     Multiply percentage obtained from Step 3 by $300,000.00 to            $200,000.00
      determine dollar amount of CWII Common Stock to be received
      ($300,000.00 x 66 2/3%)
5     Divide dollar amount of CWII Common Stock to be received from         100,000 shares of
      Step 4 by the Denominator (i.e. the average daily closing price)      CWII Common Stock to
      ($200,000.00/2)                                                       be received

       2.4  Determination of Gross Revenue. Within thirty (30) days after the
            ------------------------------
Gross Revenue Period, Purchaser shall deliver to Seller a written statement (the "Gross Revenue Statement") setting forth the monthly average Gross Revenue for the Telecom Division for the Gross Revenue Period, together with a calculation of the number of shares of CWII Common Stock to be received by Seller and such supporting information as shall be reasonably necessary for Seller to confirm such Gross Revenue. The Gross Revenue Statement shall be certified by the Chief Financial Officer of Purchaser to the effect that such statement reflects the monthly average Gross Revenue of the Telecom Division for the Gross Revenue Period and that such Gross Revenue was determined consistent with GAAP and with Purchaser's and CWII's normal revenue recognition policies. Within fifteen (15) days after its receipt of the Gross Revenue Statement, Seller shall deliver to the Chief Financial Officer of Purchaser a written acceptance of the Gross Revenue reflected thereon or a written notice that Seller desires to review Purchaser's and CWII's books and records related to the Telecom Division. Seller shall complete any such review within thirty (30) days after its receipt of the Gross Revenue Statement. To the extent that any such review indicates that the Gross Revenue reflected on the Gross Revenue Statement was inaccurate, the Gross Revenue and the applicable number of CWII Common Stock shall be increased or decreased, as the case may be. If Purchaser and Seller are unable to resolve any dispute concerning the monthly average Gross Revenue for the Gross Revenue Period through the procedure outlined above, such unresolved dispute shall be submitted for further determination to a nationally or regionally recognized accounting firm to be mutually selected by Purchaser and Seller, and the determination by such accounting firm shall be made within thirty (30) days following the submission to them of such dispute and shall be binding upon Seller and Purchaser. Seller and Purchaser shall each bear fifty percent (50%) of the fees and expenses of such accounting firm resolving such dispute. After the Gross Revenue for the Gross Revenue Period has been conclusively determined pursuant to this Section 2.4, Purchaser shall promptly issue to Seller the appropriate number of shares of CWII Stock. Cash shall be paid by Purchaser

ASSET PURCHASE AGREEMENT - Page 9
to Seller in lieu of any fractional shares. The certificates representing the CWII Common Stock shall contain a restrictive legend with respect to the requirements for the transfer thereof by Seller.

       2.5  Completion of Retained Projects. Schedule 2.5 hereto contains a list
            -------------------------------   ------------
of all outstanding projects of the Telecom Division (including the Retained Project Contracts), other than the Transferred Projects, which outstanding projects shall be retained by Seller and not constitute a Transferred Project (the "Retained Projects"). Schedule 2.5 is intended to be a comprehensive list
                           ------------
but the inadvertent omission of an outstanding project from the list shall not result in such project being classified as a Transferred Project. Seller hereby retains Purchaser to complete the Retained Projects on behalf of Seller, and Purchaser agrees to complete the Retained Prospects on behalf of Seller and to give the Retained Projects the same general priority, quality and timely completion as it gives to its own projects. Purchaser shall charge Seller and Seller agrees to pay Purchaser such amounts as are necessary to reimburse Purchaser for the costs of labor (at $50 per hour), subcontractor labor (at its actual cost), materials (at cost), out-of-pocket expenses (at cost) and administrative overhead (in an amount equal to ten percent (10%) of the costs of labor and subcontractor labor and out-of-pocket expenses) (collectively, the "Retained Project Costs") incurred by Purchaser in completing the Retained Project. Seller agrees to pay Purchaser for all charges incurred by Seller pursuant to this Section 2.5 in accordance with Purchaser's standard payment terms and policies. Seller agrees that the Retained Projects will be delivered to the customers free and clear of all Liens. Purchaser agrees, at the sole cost and expense of Seller, to use its reasonable efforts to assist Seller with the collection of any payment on the Retained Projects.

       2.6  Allocation.  The Purchase Price shall be allocated among the Assets
            ----------
as set forth on Exhibit "C" attached hereto. Seller and Purchaser agree that
                -----------
they will not take any position on their income tax returns or on any other document that is inconsistent with such allocation, and the parties shall duly prepare and timely file such returns under the Code to report such allocation.

       2.7  Assumption of Liabilities.
            -------------------------

            (a) Assumed Obligations.  Subject to and upon all of the terms and
                -------------------
     conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, perform and discharge the following obligations and liabilities of Seller (collectively, the "Assumed Obligations"):

                (i) Vehicle Leases.  All executory obligations and related
                    --------------
            liabilities accruing exclusively after Closing, and based solely upon events occurring after Closing, under the Vehicle Leases;

                (ii) Warranty Obligations.  All warranty and service obligations
                     --------------------
            expressly set forth in the Transferred Project Contracts;

ASSET PURCHASE AGREEMENT - Page 10

               (iii)  Vendor Contracts.  All executory obligations and related
                      ----------------
          liabilities accruing exclusively after Closing, and based solely upon events occurring after Closing, under the Vendor Contracts assigned to Purchaser; and

               (iv)   Transferred Projects.  All executory obligations and
                      --------------------
          related liabilities expressly set forth in the Transferred Project Contracts.

          (b)  Retained Liabilities.  Except as provided in Section 2.7(a),
               --------------------
     Purchaser will not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Seller (collectively, "Retained Liabilities"), whether accrued, absolute, contingent or otherwise, including without limitation, liabilities or obligations based on, arising out of, or in connection with:

               (i)    Non-Telecom Division.  Any expense, debt, obligation or
                      --------------------
          other liability not relating to the Telecom Division;

               (ii)   Warranty Obligations.  Except as provided in Section 2.8,
                      --------------------
          any warranty and service obligation of Seller with respect to the Telecom Division, other than those warranty and service obligations expressly set forth in the Transferred Project Contracts;

               (iii)  Transaction Expenses.  Any expenses incurred by Seller in
                      --------------------
          connection with the negotiation, preparation, execution and performance of the Transactions;

               (iv)   Pre-Closing.  Any events or circumstances occurring prior
                          -------
          to the Closing Date, other than the Assumed Liabilities;

               (v)    Taxes.  Any Taxes which are attributable or relating to
                      -----
          the Assets or the Telecom Division or Seller, for any periods ending on or before the Closing Date, or which may be applicable to Seller because of Seller's sale of the Telecom Division or any of the Assets to Purchaser;

               (vi)   Leases and Indebtedness.  Any lease obligations or
                      -----------------------
          indebtedness of Seller other than those executory obligations and related liabilities accruing exclusively after Closing, and based upon events occurring solely after Closing under the Vehicle Contracts and the Vendor Contracts assigned to Purchaser;

               (vii)  Intellectual Property.  Any unlicensed or unauthorized use
                      ---------------------
          by Seller of any trademark or other intellectual property rights;

               (viii) Other Obligations.  Any note, account payable or other
                      -----------------
          obligation to any person, entity or Governmental Body, except to the extent expressly assumed herein; and

ASSET PURCHASE AGREEMENT - Page 11

               (ix)   Claims or Conditions.  Any claims or conditions, to the
                      --------------------
          extent relating to the period on or prior to the Closing Date, arising under any federal, state or foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees attributable or relating to the Assets (including, without limitation, the operation thereof) or the Telecom Division or Seller.

     2.8  Warranty.   For a period of five (5) years after Closing, Purchaser
          --------
agrees to provide Seller with service coverage on those standard warranty, extended warranty and service contract obligations described on Schedule 2.8
                                                                ------------
hereto relating to telephone equipment sold and/or installed by the Telecom Division prior to the Closing Date on those projects also identified on Schedule
                                                                        --------
2.8 hereto (the "Warranty Obligations"); provided, however, that Purchaser's
---
Warranty Obligations shall not exceed $30,000.00 in the aggregate (the "Cap"). Purchaser shall provide to Seller monthly statements containing the amount of Warranty Obligations performed by Purchaser for such month, as well as the total amount of Warranty Obligations performed by Purchaser since Closing. Purchaser shall charge Seller at the rate of $50.00 per hour (such hourly rate to be increased by $5.00 on January 1, 2002), or the actual amount charged to Purchaser if independent contractors are used to perform such work, plus all out-of-pocket expenses incurred by Purchaser (the "Warranty Rate"). After the Cap is exceeded, Seller shall pay Purchaser for all additional work performed by Purchaser on the Projects in accordance with Purchaser's standard invoice terms at the Warranty Rate, plus an overhead charge of ten percent (10%) on all labor, costs (other than costs of materials) and expenses. Purchaser agrees to obtain the consent of Seller prior to performing any single repair that is expected to exceed $250.00.

     2.9  Further Assurances. At the Closing, and at all times thereafter as may
          ------------------
be reasonably necessary, Seller, Purchaser and CWII shall each execute and deliver to the other party such instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser title of the type specified herein to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser and CWII that, except as set forth in the Disclosure Schedules, the following are true and correct as of the Closing:

     3.1  Organization; Qualification. Seller is a corporation duly organized,
          ---------------------------
validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to own and lease the Assets and to carry on the business of the Telecom Division as it is now being conducted.

     3.2  Authority Relative to this Agreement. Seller has full power and
          ------------------------------------
authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Seller of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable

ASSET PURCHASE AGREEMENT - Page 12
against Seller in accordance with its terms. Seller will take all corporate action that is necessary for Seller to complete the Transactions to be completed by Seller pursuant to this Agreement.

     3.3  Consents and Approvals. Except as set forth in Schedule 3.3, the
          ----------------------                         ------------
execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions by Seller requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person, except as for those, if any, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

     3.4  No Violations. The execution, delivery and performance of this
          -------------
Agreement by Seller, the consummation by Seller of the Transactions and compliance by Seller with the provisions hereof does not and will not (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of Seller, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller may be bound, except to the extent that such result would not have a Material Adverse Effect, (c) result in the creation or imposition of any Lien on any of the Assets, (d) violate any Order, statute, rule or regulation applicable to Seller, except to the extent that such violation would not have a Material Adverse Effect, or (e) violate any territorial restriction on the Telecom Division or Seller or any noncompetition or similar arrangement.

     3.5  Title to and Condition of Assets and Property. Except as specifically
          ---------------------------------------------
set forth in Schedule 3.5 hereto, Seller has good title to, or a valid leasehold
             ------------
interest in, all of the Assets and the Assets are free and clear of all Liens. To Seller's Knowledge, the Assets constitute all of the material assets and properties, real and personal, tangible and intangible, that are held or used by Seller in the conduct of the Telecom Division as presently being conducted.

     3.6  Investigation or Litigation. Except as set forth on Schedule 3.6
          ---------------------------                         ------------
hereto, there is no Proceeding pending or, to Seller's Knowledge, Threatened against, relating to or affecting the Assets. Seller is not subject to any currently existing Proceeding by any Governmental Body relating to or affecting the Assets. To Seller's Knowledge, there is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of federal or state laws.

     3.7  Taxes. All Taxes that are due and payable by Seller, other than those
          -----
presently payable without penalty or interest, have been timely paid, and Seller has timely filed (and, through the Closing Date, will timely file) all Tax reports and returns required by law to be filed by Seller. All such Tax reports and returns are true, complete and correct in all material respects with regard to Seller for the periods covered thereby. Seller is not delinquent in the payment of any material amount of Tax. There is no Tax deficiency asserted against Seller, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller or any violation of any Tax law that could be asserted by any taxing authority. There are no Tax Liens upon any properties or assets of Seller nor has notice been given of any event which could lead to any such Lien. No Internal Revenue Service, state or

ASSET PURCHASE AGREEMENT - Page 13
local, audit, investigation or Proceeding of Seller is pending or Threatened, and the results of any completed audits are properly reflected in the Financial statements. Seller has not granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. Seller has not committed any material violation of any Tax laws. All monies required for the payment of Taxes not yet due and payable with respect to the operations of Seller through and including the Closing Date have been approved, reserved against and entered upon the books and Financial Statements. All monies required to be withheld by Seller from employees, if any, independent contractors, or others or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and records and Financial Statements of Seller. Consummation of the Transactions will not result in any Tax Obligations on the Assets.

     3.8  No Brokers. Seller has no liability for any brokerage fees,
          ----------
commissions or finders' fees in connection with the Transactions, except for Seller's liability to Richard Darrell, for which Seller will be solely responsible.

     3.9  Insurance. All the insurance policies maintained by Seller in respect
          ---------
of the Assets and the Telecom Division are in full force and effect, all insurance premiums have been timely paid. A description of Seller's insurance policies (including, without limitation, insurance providing benefits for employees) is attached hereto as Schedule 3.9.
                                 ------------

     3.10 Contracts. The Disclosure Schedules hereto set forth a true and
          ---------
correct list of all of the Vehicle Leases, the Vendor Contracts and the Transferred Project Contracts (and summaries of all oral commitments which, to Seller's Knowledge, have been made by Seller) relating thereto (the "Transferred Contracts") and Seller has made available for review by Purchaser copies of such Transferred Contracts prior to the date hereof. There exists no material breach or default under any of such Transferred Contracts by Seller, or, to the Knowledge of Seller, any other party thereto.

     3.11 Corporate Matters.  The Board of Directors of Seller have approved
          -----------------
the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby in accordance with applicable law.

     3.12 Permits. Schedule 3.12 hereto lists all material Permits held by
          -------  -------------
Seller and used in the conduct of the business of the Telecom Division. Such Permits are valid, and Seller has not received any notice that any Governmental Body intends to cancel, terminate or not renew any such Permit.

     3.13 Financial Statements.  Attached to Schedule 3.13 are true, complete
          --------------------               -------------
and correct copies of the balance sheet of Seller as of December 31, 1998 and September 30, 1999, and the related statements of income, and changes in stockholder's equity and net worth for the periods then ended of Seller (the "Financial Statements") provided by Seller to Purchaser. The Financial Statements have been prepared in conformity with generally accepted accounting principles

ASSET PURCHASE AGREEMENT - Page 14
consistently applied, present fairly the financial position of Seller as of the respective dates indicated.

     3.14 Environmental Matters.
          ---------------------

          (a)  Compliance Generally.  To Seller's Knowledge, Seller is in
               --------------------
     material compliance with all Environmental Requirements.

          (b)  Claims.  To Seller's Knowledge, Seller has not received any
               ------
     claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under the Environmental Requirements.

          (c)  Scope of Environment Representations.  This Section 3.14 contains
               ------------------------------------
     the sole and exclusive representations and warranties of Seller with respect to environmental, health and safety requirements.

     3.15 Compliance with Laws.  To Seller's Knowledge, Seller has complied
          --------------------
with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the Assets and the Telecom Division, except where the failure to comply would not have a Material Adverse Effect, and, to Seller's Knowledge, there does not exist any basis for any claim or default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree that would have a Material Adverse Effect.

     3.16 Disclaimer of Other Representations and Warranties.  EXCEPT AS
          --------------------------------------------------
EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TELECOM DIVISION OR ANY OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT THE ASSETS ARE NOT "SLOW MOVING," OBSOLETE, DAMAGED OR DEFECTIVE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 3, PURCHASER IS PURCHASING THE ASSETS ON AN "AS-IS, WHERE-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED OBLIGATIONS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ASSET PURCHASE AGREEMENT - Page 15

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CWII

     Purchaser and CWII hereby jointly and severally represent and warrant to Seller that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date, regardless of what investigations, if any, Seller shall have made prior hereto or prior to the
Closing:

     4.1  Organization.  Purchaser is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the State of Texas.

     4.2  Authority Relative to this Agreement. Purchaser has full power and
          ------------------------------------
authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Purchaser and CWII, and constitutes a legal, valid and binding obligation of each of Purchaser and CWII, enforceable against Purchaser and CWII in accordance with its terms.

     4.3  Consents and Approvals.  Except as set forth in or otherwise required
          ----------------------
by this Agreement or the Operative Documents, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by it requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

     4.4  CWII Stock.  The CWII Stock to be issued to Purchaser pursuant to
          ----------
Sections 2.3 and 2.4 above has been duly authorized and, when issued and released in accordance with this Agreement, will be validly authorized and issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all Liens and restrictions except as otherwise set forth in this Agreement or the exhibits hereto.

     4.5  No Brokers. Except for American Technology Acquisition Corporation
          ----------
(whose fees will be the responsibility of Purchaser and CWII), Purchaser has not employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

     4.6  Investigation of Telecom Division and Properties. Purchaser and CWII
          ------------------------------------------------
hereby acknowledge that they have been afforded the opportunity to make such investigation of the Telecom Division and Assets of Seller and of their financial and legal condition as appropriate or advisable to familiarize themselves therewith. Purchaser and CWII acknowledge that they have been (a) furnished with all financial, operating and other data and information concerning Seller and commitments of Seller that they have requested, (b) afforded access to Seller's offices to review such documents and such books and records, and (c) given the opportunity to ask questions of, and receive answers from, representatives of Seller with respect to such matters.

ASSET PURCHASE AGREEMENT - Page 16

5.   ADDITIONAL AGREEMENTS

     5.1  Further Assurances.  At any time after the Closing Date, if any
          ------------------
further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. Each of the parties hereto further agree that it will cooperate with the other after the consummation of the Transactions for the purpose of providing Purchaser with the information and access to information necessary to ensure Purchaser with a reasonably smooth transition into the ownership of the Telecom Division.

     5.2  Agreement Regarding Brokers. Each party agrees that it will pay or
          ---------------------------
dispute, and hold the other party harmless from, any claims of brokers or others for finder's or brokerage fees asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

     5.3  Notice. Seller, Purchaser and CWII shall each promptly give notice to
          ------
the other parties upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of their material representations or warranties being or becoming untrue.

     5.4  Information for Tax Returns. Seller shall cooperate with Purchaser
          ---------------------------
after the Closing by providing Purchaser, within a reasonable time following Purchaser's request, such records and other information regarding the Assets and/or the Telecom Division as may reasonably be requested from time to time by Purchaser in connection with the preparation or audit of its federal, state and local income and other Tax returns, and audits, disputes, refund claims or litigation relating thereto. In such connection, Seller will afford the Purchaser's representatives including independent tax advisers and others access to books and records or relating to the Assets.

     5.5  Maintenance of Existence.  Seller shall preserve and maintain its
          ------------------------
corporate existence and good standing under the laws of the State of Delaware for a period of at least two (2) years after the Closing Date.

     5.6  Payment of Liabilities. Except as otherwise provided in Section 2.7(a)
          ----------------------
above, following the Closing, Seller shall promptly pay or otherwise satisfy all claims or liabilities relating to the Assets or the Telecom Division incurred through the Closing Date, other than the Assumed Obligations and other than claims or liabilities being disputed by Seller in good faith.

     5.7  Employment of Certain of Seller's Employees by Purchaser.  Schedule
          --------------------------------------------------------   --------
5.7 lists the employees of Seller who may be offered employment by Purchaser or
---
CWII from and after the Closing Date.  The employees of Seller listed on
Schedule 5.7 who accept Purchaser's offers of employment after Closing are
------------
referred to as "Transferred Employees." Purchaser and CWII agree for a period of three (3) years after Closing not to induce or attempt to induce any employee of Seller or its Affiliates not listed on Schedule 5.7 to leave the employ of
                                          ------------
Seller or its Affiliates or in any way interfere with the relationship between Seller or its Affiliates and any employee.

ASSET PURCHASE AGREEMENT - Page 17

     5.8  Audited Financials.  Seller shall provide Purchaser on or before March
          ------------------
31, 2000, at Seller's sole cost and expense, with audited financial statements of Seller's Telecom Division for calendar years 1998 and 1999, prepared by Seller's independent auditors, as required by Regulation X for filings under the Securities Exchange Act of 1934, as amended. Seller will also assist Purchaser in preparing such other information as is necessary to meet SEC reporting requirements. Purchaser will coordinate with Seller in the release of any financial information to meet Seller's SEC reporting requirements.

     5.9  Securities Laws.  Purchaser and Seller hereby acknowledge that they
          ---------------
are aware, and that they will advise their respective representatives who are informed as to the Transactions, that Federal securities laws prohibit any person who has received material, non-public information concerning the Transactions from purchasing or selling securities of Purchaser or Seller or from communicating such information to any person under the circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     5.10 Confidentiality.  It is agreed by Purchaser and CWII that any
          ---------------
information concerning the business or operations of Seller (other than those relating to the Telecom Division) disclosed to the Purchaser or CWII or their counsel, accountants, lenders or other representatives prior to or after the date of this Agreement shall be treated as confidential and proprietary information, shall not be disclosed to any third party, and shall be safe-guarded by Purchaser and CWII using the same degree of care as they use in protecting their own confidential information, in each case, unless such information is or becomes available in the public domain or public record or knowledge other than as a result of a breach by Purchaser of its obligations under this Section or the disclosure of which is required by any applicable law, rule, regulation or order or becomes available to Purchaser on a non-confidential basis from a source other than Seller or its representatives. It is agreed by Seller that any information concerning the business or operations of Purchaser disclosed to Seller or its counsel, accountants, lenders or other representatives prior to or after the date of this Agreement shall be treated as confidential and proprietary information, shall not be disclosed to any third party and shall be safeguarded by Seller using the same degree of care as it uses in protecting its own confidential information, in each case unless such information is or becomes available in the public domain or public record or knowledge other than as a result of a breach by Seller of its obligations under this Section or the disclosure of which is required by any applicable law, rule, regulation or order or becomes available to Seller on a non-confidential basis from a source other than Purchaser or its representatives. At or immediately after Closing, Purchaser and Seller shall mutually agree upon a press release for the Proposed Transaction (the "Public Announcement").

     5.11 Registration Rights.
          -------------------

          (a)  Grant.  If CWII proposes to register for resale any of the CWII
               -----
     Common Stock held by stockholders of CWII under the Securities Act of 1933, as amended (the "1933 Act") (other than the registration of securities to be issued or issuable under a stock option plan, employee stock ownership plan or similar employment related plans), then CWII will:

ASSET PURCHASE AGREEMENT - Page 18

               (i) at least fifteen (15) days prior to the filing of the related registration statements, give to Seller written notice thereof (such notice shall specify the approximate date on which CWII proposes to file such registration statements and shall contain a statement that Seller is entitled to participate in such offering and shall set forth the number of shares of Registrable Securities (as defined below) that represents the best estimate of the lead managing underwriter (or if not known or applicable, CWII) that will be available for sale by Seller in the proposed offering);

               (ii) include in such registration, in accordance with applicable securities laws, and in any underwriting involved therein, on the same terms and conditions as CWII in such offering, the shares of CWII Common Stock then held by Seller which were acquired pursuant to this Agreement (the "Registrable Securities") specified in a written request or requests, made by Seller and received by CWII within ten days after written notice from CWII described in clause (i) above is mailed or delivered by CWII. Such written request may specify all or a part of the Registrable Securities;

               (iii) take such other actions as are reasonable and necessary to comply with the requirements of the 1933 Act;

               (iv) provide to Seller, and to any attorney, accountant or other agent retained by Seller, reasonable access to CWII's officers or directors to ask questions and obtain information reasonably requested by Seller in connection with such registration; and

               (v) notify Seller promptly (1) when CWII is informed that such registration statement or post-effective amendment to such registration statement becomes effective, (2) of any request by the Securities and Exchange Commission for an amendment or supplement to any registration statement, (3) of the issuance of any "stop order" suspending the effectiveness of such registration, (4) of the suspension of qualification of Registrable Securities included in such registration, and (5) of the completion of the distribution contemplated by such registration if it relates to an offering by CWII.

          (b)  Underwriting.  If the registration statement under which CWII
               ------------
     gives notice under Section 5.11(a) above is for an underwritten offering, CWII shall so advise Seller. In such event, the right of Seller to be included in a registration pursuant to this Section 5.11(b) shall be conditioned upon Seller's participation in such underwriting and the inclusion of Seller's Registrable Securities in the underwriting to the extent provided herein. Seller shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten, the number of securities that may be included in the underwriting shall be allocated, first to Seller and the other holders of CWII's securities having registration rights, on a pro rata basis based on the total number of

ASSET PURCHASE AGREEMENT - Page 19
     securities held by all such holders; and second, to other stockholders of CWII, if any, on a pro rata basis. No such reduction shall reduce the securities being offered by CWII for its own account included in the registration and underwriting.

          (c)  Right to Terminate Registration.  CWII shall have the right to
               -------------------------------
     terminate or withdraw any registration initiated by it under this Section
     5.11 prior to the effectiveness of such registration whether or not Seller has elected to include Registrable Securities in such registration.

          (d)  Expenses of Registration.  All registration and filing fees,
               ------------------------
     fees and disbursement of counsel for CWII, and the expense of any special audits of CWII incident to or required by any such registration shall be paid by CWII. All selling expenses, including underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registrable Securities and the fees and expenses of separate counsel, if any, for Seller, shall be paid by Seller.

          (e)  Delay of Registration.  Seller shall have no right to obtain or
               ---------------------
     seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.11.

          (f)  Furnishing Information.  It shall be a condition precedent to the
               ----------------------
     obligations of CWII to take any action pursuant to this Section 5.11 that Seller shall furnish to CWII such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities. CWII agrees that it will furnish to Seller the number of prospectuses, offering circulars or other documents, and any amendments or supplements thereto, incident to any registration or underwriting as Seller may reasonably request in writing.

          (g)  Termination of Registration Rights.  All registration rights
               ----------------------------------
     granted under this Section 5.11 shall terminate and be of no further force and effect three (3) years after the date of this Agreement. In addition, Seller's registration rights shall expire if all Registrable Securities held by Seller may be immediately sold under Rule 144 during any ninety
     (90) day period.

          (h)  Limited Transfer or Assignment of Registration Rights.  The
               -----------------------------------------------------
     rights to cause CWII to register securities granted to Seller under this
     Section 5.11 may be transferred or assigned by Seller in connection with a transfer or assignment of Common Stock to any affiliate of Seller provided that such affiliate is an accredited investor as defined in Regulation D under the 1933 Act and that CWII has been given written notice prior to the transfer or assignment, stating the name and address of the transferee or assignee and provided further, that the transferee or assignee of such rights assumes in writing the obligations of Seller under this Section 5.11.

ASSET PURCHASE AGREEMENT - Page 20

     5.12 NEC Dispute.  Seller agrees to pay at or promptly after Closing any
          -----------
outstanding balance to NEC if such payment is necessary to enable Purchaser or CWII to obtain distribution rights from NEC for the territory included within Seller's current contract with NEC.

     5.13 Tools and Equipment.  Purchaser and Seller also agree that Purchaser
          -------------------
shall purchase from Seller the tools, equipment, machines, including all related spare or replacement parts, service agreements, warranties and other items to be described on a Schedule 5.13 which shall be prepared and approved by Purchaser
               -------------
and Seller and attached hereto within thirty (30) days after Closing.  Schedule
                                                                       --------
5.13 shall also contain an agreed "fair market value" of such Tools and
----
Equipment. If Purchaser and Seller are unable to agree on description and value of the Tools and Equipment within such thirty (30) day period, Purchaser shall not be required to purchase and Seller will not be required to sell such Tools and Equipment and Seller shall be entitled to remove such Tools and Equipment from the premises.

     5.14 Accounts Receivable.
          -------------------

          (a)  Seller's Accounts.  Seller and Purchaser acknowledge and agree
               -----------------
     that all customer accounts receivable of the Telecom Division that arose prior to the Closing Date (including those arising from Retained Projects), and all trade accounts receivable of Seller and all rebates receivable from vendors arising at any time (the "Accounts Receivable") are and shall remain the assets of Seller. Seller represents and warrants to Purchaser and CWII that there are no accounts receivable from the Transferred Projects. Subject to the rights of Purchaser contained in the last sentence of this Section 5.14(a), Seller shall have sole and exclusive authority to invoice and collect Accounts Receivable and to issue correction invoices and credit memos with respect to such accounts, and nothing in this Agreement shall prevent Seller from retaining all rights of a creditor under applicable law, including, without limitation, the right to take legal action against its account debtors seeking to collect amounts owed. Seller shall use its commercially reasonable efforts to keep Purchaser reasonably informed of any disputes with any customers relating to Accounts Receivable and Seller's denial of any customer request for a credit or correction with respect to an Account Receivable.

          (b)  Collection.  Purchaser and Seller shall cooperate with each other
               ----------
     and use commercially reasonable efforts to maximize the collection by Seller of all Accounts Receivable. Purchaser shall allow Seller reasonable access to Transferred Employees for that purpose, but Seller shall not disrupt the duties of Transferred Employees in so exercising its right of access to Transferred Employees.

          (c)  Trust.  Any payment received by one party to this Agreement after
               -----
     the Closing Date that properly belongs to another party shall be held in trust for the benefit of the party properly entitled to the payment and shall be paid over by the receiving party to the proper party as herein provided.

          (d)  Seller Payment.  In the event that Purchaser or CWII receives a
               --------------
     payment on an Account Receivable that is identified by Seller's invoice number, or that is otherwise accompanied by information identifying it as a payment belonging to Seller (a

ASSET PURCHASE AGREEMENT - Page 21

     "Seller Payment"), Purchaser or CWII, as the case may be, shall turn such Seller Payment over to Seller. Such Seller Payments shall be turned over to Seller without representation, warranty or guaranty by, or recourse against, Purchaser or CWII.

          (e)  Purchaser Payment.  Seller acknowledges that after the Closing,
               -----------------
     Purchaser will generate accounts receivable from former customers of the Telecom Division, including, without limitation, customers under the Transferred Projects. In the event that Seller receives a payment that is identified by Purchaser's invoice number, or that is otherwise accompanied by information identifying it as a payment belonging to Purchaser (a "Purchaser Payment"), Seller shall turn such Purchaser Payment over to Purchaser. Such Purchaser Payments shall be turned over to Purchaser without representation, warranty or guaranty by, or recourse against, Seller.

          (f)  Unidentified Payment.  In the event that either party to this
               --------------------
     Agreement receives a payment from a former customer of Seller on or after the Closing Date as to which the owner is not clearly indicated on or with the payment (an "Unidentified Payment"), the party receiving the payment shall, within five (5) business days after its receipt, notify the other of the amount of the Unidentified Payment and the customer from which it was received, and the parties shall exchange pertinent records and otherwise cooperate in good faith to determine the party to which the Unidentified Payment belongs. If the parties are unable to resolve ownership of the Unidentified Payment from their records, the party who received the payment shall promptly contact the customer from whom the payment was received to obtain instructions as to which invoice(s) the customer intended its payment to be applied, and the instructions of the customer shall be binding on the parties.

          (g)  Transfer of Funds.  Each Seller Payment and each Purchaser
               -----------------
     Payment shall be paid over to the party to which it belongs within five (5) business days after receipt. Each Unidentified Payment shall be paid to the party to which it belongs within five (5) business days after ownership of the payment is resolved. All payments belonging to another party but not timely paid over to the proper party shall bear interest from and after the next business days after the payment was due until paid at the rate of ten percent (10%) per annum.

     5.15 Occasional Sale.  The Purchaser and Seller believe that the purchase
          ---------------
and sale of the Assets constitutes an occasional sale of the entire operating assets of a separate division of the Seller within the meaning of Texas Tax Code (S) 151.304(b)(2) and Texas Administrative Code (S) 3.316(d).

6.   ITEMS DELIVERED AT CLOSING

     6.1  Items Delivered at Closing.  At Closing, the following items have been
          --------------------------
executed and/or delivered:

          (a)  Purchaser's Officers' Certificate.  Purchaser has delivered to
               ---------------------------------
     Seller an Officers' Certificate, dated the Closing Date, of the Purchaser certifying to (a) the due

ASSET PURCHASE AGREEMENT - Page 22
     adoption by the Board of Directors of the attached resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions and (b) the incumbency of the President, Secretary and other officers of the Purchaser executing any of the Operative Documents.

          (b) Governmental Consents, Authorizations, Etc.  Copies of all
              -------------------------------------------
     material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for, or in connection with, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been delivered.

          (c) Assumption Agreement.  Purchaser has executed and delivered to
              --------------------
     Seller the Assumption Agreement.

          (d) Closing Consideration.  Purchaser has delivered to Seller the
              ---------------------
     Closing payments required by Sections 2.1(d) and 2.3 hereof to be delivered at Closing.

          (e) Seller's Officers' Certificate.  Seller has delivered to Purchaser
              ------------------------------
     an Officers' Certificate, dated the Closing Date, of the President and Secretary of Seller certifying to (a) the Certificate of Incorporation of Seller (as certified to by an appropriate officer of the State issuing same), (b) the Bylaws of Seller, (c) the due adoption by the Board of Directors and stockholders of Seller of the attached resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions, (d) the incumbency of the President, Secretary and other officers of Seller executing any of the Operative Documents, and (e) a Certificate of Good Standing of Seller.

          (f) Opinion of Counsel for Seller.  Seller has furnished Purchaser
              -----------------------------
     with an opinion dated the Closing Date of Porter & Hedges, L.L.P. in the form of Exhibit "D" attached hereto.
             -----------

          (g) Governmental Consents, Authorizations, Etc.  Copies of all
              -------------------------------------------
     material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for or in connection with, the execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been delivered in form and substance reasonably satisfactory to the parties hereto.

          (h) Delivery of Documents.  Seller has delivered to Purchaser (1) the
              ---------------------
     Disclosure Schedules, (2) the Bill of Sale and Assignment, and (3) all other documents, instruments, schedules and financial statements required hereunder.

          (i) Third Party Consents.  Except as provided in Section 2.1(e),
              --------------------
     Seller has delivered copies of all approvals and consents of third parties required on the part of Seller for consummation of the Transaction (the "Third Party Consents") and all necessary action has been taken to assign to Purchaser the Transferred Project Contracts,

ASSET PURCHASE AGREEMENT - Page 23
     the Vendor Contracts and the Vehicle Leases, and any other material agreements between Seller and their suppliers, customers and third parties to the extent related to the Telecom Division in form and substance reasonably satisfactory to the parties hereto.

          (j) License Agreement.  Purchaser and Seller have executed and
              -----------------
     delivered the License Agreement.

          (k) Sublease Agreement.  Purchaser and Seller have executed and
              ------------------
     delivered the Sublease Agreement.

          (l) Furniture and Equipment Lease.  Purchaser and Seller have executed
              -----------------------------
     and delivered the Furniture and Equipment Lease; provided, however, that if the parties hereto cannot complete the negotiation and execution of the Furniture and Equipment Lease on or prior to Closing, Closing shall nevertheless occur and the parties shall proceed after Closing in good faith to negotiate and execute the Furniture and Equipment Lease as soon as is reasonably practicable.

          (m) Noncompetition Agreement.  Purchaser and Seller have executed and
              ------------------------
     delivered the Noncompetition Agreement.

          (n) Subscription Agreement.  Seller shall have executed the
              ----------------------
     Subscription Agreement.

          (o) Resale Certificate.  Purchaser shall deliver to the Seller a duly
              ------------------
     executed Texas resale certificate, reflecting the Purchaser's Texas sales and use tax permit, with respect to the Inventory.

7.  CLOSING AND TERMINATION

     7.1  Closing Date.  The closing for of the Transactions contemplated by
          ------------
this Agreement (the "Closing") shall have taken place at the offices of Seller's legal counsel at 10:00 a.m. on Thursday, March 16, 2000 (the "Closing Date").

8.   SURVIVAL

     8.1  Survival of Representations and Warranties.  The respective
          ------------------------------------------
representations and warranties contained in this Agreement and the Operative Documents shall survive the consummation of the Transactions contemplated in this Agreement and shall continue in full force and effect after the Closing for a period of one (1) year from the Closing at which time they shall expire, except as to claims made in respect thereof in writing by either party on or before the expiration of such period; provided, however that (a) the representations and warranties contained in Section 3.7 shall survive until the expiration of the statutory period of limitations for assessment of Tax deficiencies, including any extensions thereof, for each taxable year of Seller which begins before the Closing, and (b) the representations and warranties contained in Section 3.5 shall survive for the respective applicable statute of limitations period. The covenants

ASSET PURCHASE AGREEMENT - Page 24
and agreements hereunder shall not be affected by the expiration of any representation or warranty pursuant to this Section 8.1 and shall survive indefinitely.

9.   INDEMNIFICATION

     The parties shall be entitled to indemnification as provided in this
Section 9. As used herein, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim, plus interest on any out-of-pocket losses, fines, penalties, damages, costs and expenses, at the per annum rate equal to the lesser of (i) ten percent (10%) per annum, and (ii) the highest rate permitted by applicable law.

     9.1  Indemnification by Seller. Subject to the limitations contained in
          -------------------------
Section 9.3, Seller shall indemnify and hold harmless Purchaser and CWII, their Affiliates and their respective partners, members, managers, officers, directors, stockholder, agents and employees, and their successors and assigns (each a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

          (a) any breach of any representation and warranty made by Seller to Purchaser herein or in any closing document delivered to Purchaser in connection herewith;

          (b) the breach by Seller or failure of Seller, directly or indirectly, including by virtue of action taken by its directors or officers acting in their capacity a such, to comply with any of the covenants or obligations of Seller under this Agreement;

          (c) any Retained Liabilities; or

          (d) the ownership, use or operation by Seller of the Assets or the Telecom Division on or prior to the Closing Date (other than with respect to the Assumed Obligations and the Transferred Projects).

     9.2  Indemnification by Purchaser. Subject to the limitations contained in
          ----------------------------
Section 9.3, Purchaser shall indemnify and hold harmless Seller, its Affiliates and its and their respective officers, directors, stockholders, agents and employees and their successors and assigns (each a "Seller Indemnitee" and collectively, the Seller Indemnitees") against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

          (a) any breach of any representation and warranty made by Purchaser or CWII to Seller herein or in any closing document delivered to Seller in connection herewith;

ASSET PURCHASE AGREEMENT - Page 25

          (b) the breach by Purchaser or CWII or failure of either Purchaser or CWII, directly or indirectly, including by virtue of action taken by its directors or officers acting in their capacity as such, to comply with any of the covenants or obligations of Purchaser or CWII under this Agreement;

          (c) any Assumed Obligations; or

          (d) the ownership, use or operation of the Assets or the Telecom Division from or after the Closing Date (other than with respect to the Retained Liabilities and the Retained Projects).

     9.3  Indemnification Thresholds and Limits.  Neither the Seller Indemnitees
          -------------------------------------
nor the Purchaser Indemnitees shall be entitled to indemnification pursuant to the terms of this Section 9 until the aggregate amount of all claims for indemnification by such Indemnitees exceed $25,000, but once such claims exceed $25,000, the Seller Indemnitees, on the one hand, or the Purchaser Indemnitees, on the other hand, shall be entitled to indemnification for all indemnification claims up to a maximum of $250,000 (the "Cap"), which Cap shall be exclusive of all reasonable attorneys' fees, court costs and related expenses incurred by the party being indemnified hereunder. Notwithstanding the foregoing, there shall be no threshold or time or dollar limit on claims for indemnification pursuant to fraud or the breach by a party hereto of its obligation to make payments to another party hereto. The parties hereto acknowledge, agree and confirm that the CAP is intended by the parties to be the maximum amount that may be recovered against any party hereto as a result of claims arising out of this Agreement.

     9.4  Indemnification Procedures.  In the event an indemnified party seeks
          --------------------------
or expects to seek indemnity for any Damage arising out of or in connection with a claim, demand, cause of action or proceeding by a third party, the indemnifying party shall promptly notify the indemnified party in writing of the nature of the Damages (the "Indemnification Notice"). The indemnifying party shall have the right to assume the defense thereof and the indemnifying party shall not be liable to any indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, except that if the indemnifying party elects not to assume in writing such defense within fifteen (15) days after the Indemnification Notice or counsel for the indemnifying parties advise that because of conflicts of interest between the indemnifying party and the indemnified parties such counsel cannot, as a matter of professional responsibility, represent both the indemnified parties and the identifying parties (it being agreed by the parties that the indemnified party shall not be obligated to waive any conflict of interest of such counsel), then the indemnified parties may retain counsel satisfactory to them, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefore are received. In no event shall an indemnifying party be liable for the fees and expenses of more than one separate law firm for all indemnified parties. So long as the indemnifying party is defending in good faith such third party Damage, the indemnified party shall not settle or compromise such third party claim without the indemnifying party's prior written consent. The indemnified party shall make available to the indemnifying party or its representatives all personnel records and other materials reasonably required by them for use in contesting any third party Damage and shall cooperate fully with the indemnifying party in the defense of such

ASSET PURCHASE AGREEMENT - Page 26

Damage. In case any event shall occur which would otherwise entitle an indemnified party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent of (1) any tax savings realized by such party with respect thereto, or
(2) any proceeds received by such party from any insurance policies with respect thereto.

10.  GENERAL PROVISIONS AND OTHER AGREEMENTS

     10.1  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given if and when delivered by certified mail (return receipt requested) or sent by a recognized next business day courier (with written acknowledgment of receipt by the recipient) to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  If to Purchaser:

           Communications World International, Inc.
           7315 South Revere Parkway, Suite 602
           Englewood, Colorado 80112
           Attn: James Ciccarelli, Chief Executive Officer with a copy to:

           Larry L. Shosid, Esq.
           Bell, Nunnally & Martin LLP
           1400 One McKinney Plaza
           3232 McKinney Avenue
           Dallas, Texas 75204

     (b)   If to Seller:

           Mr. James H. Long
           President and Chief Executive Officer
           Allstar Systems, Inc.
           6401 Southwest Freeway
           Houston, Texas 77074
           with a copy to:

           C. Randy King
           Porter & Hedges, L.L.P.
           700 Louisiana, 35th Floor
           Houston, Texas 77002-2764

     10.2  Fees and Expenses. Seller Purchaser shall each pay all of their own
           -----------------
fees, costs and expenses (including without limitation, those of accountants, appraisers and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery,

ASSET PURCHASE AGREEMENT - Page 27
satisfaction, compliance and consummation of this Agreement and the Transactions contemplated hereby and the closing conditions hereunder.

     10.3  Interpretation. The headings contained in this Agreement are for
           --------------
reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     10.4  Facsimile; Counterparts. This Agreement may be executed by facsimile
           -----------------------
and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.5  Invalid Provisions.  If any provision of this Agreement is held to be
           ------------------
illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     10.6  Binding Effect.  This Agreement shall be binding upon and inure to
           --------------
the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     10.7  Captions.  The captions, headings and arrangements used in this
           --------
Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     10.8  Attorneys' Fees. In the event that any Proceeding is commenced by
           ---------------
any party hereto for the purpose of enforcing any provision of this Agreement, the party to such Proceeding may receive as part of any award, judgment, decision or other resolution of such Proceeding its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such Proceeding, the parties in such settlement may mutually agree to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

     10.9  Jurisdiction and Venue.  Any judicial proceedings brought by or
           ----------------------
against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of Harris County, Texas and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

ASSET PURCHASE AGREEMENT - Page 28

     10.10  Assignability.  This Agreement may not be transferred, assigned,
            -------------
pledged or hypothecated by any party hereto without the prior written consent of the other parties to this Agreement.

     10.11  Entirety.  This Agreement and the documents executed and delivered
            --------
pursuant hereto, executed on the date hereof or in connection herewith, contain the entire agreement among the parties with respect to the matters addressed herein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

     10.12  Amendment. This Agreement and the exhibits and schedules hereto may
            ---------
be amended by the parties hereto at any time prior to the Closing Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     10.13  Governing Law.  This Agreement shall be governed by the substantive
            -------------
laws of the State of Texas without regard to principles of choice or conflict of law.

     10.14  Settlement of Disputes.

            (a) Mediation; Arbitration.  For a period of thirty (30) days after
                ----------------------
     any controversy or claim arises out of or relating to this Agreement, or the breach hereof (the "Pre-Arbitration Period"), both parties shall, as their sole and exclusive remedy, attempt in good faith to negotiate the resolution of such controversy or claim. Such negotiations shall include submitting the controversy or claim to nonbinding mediation before a neutral third party. Mediation shall be conducted and administered by the American Arbitration Association ("AAA") under its rules and the costs thereof shall be shared equally by the parties to such mediation. If any such controversy or claim remains unresolved after the expiration of the Pre-Arbitration Period, then Purchaser and Seller, as their sole and exclusive remedy, submit such controversy or claim for settlement to arbitration pursuant to the following procedures:

                (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

               (ii) Within thirty (30) days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the AAA. The two arbitrators selected shall name a third arbitrator within thirty
          (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

               (iii) Each party shall bear its own arbitration costs and expenses. The

ASSET PURCHASE AGREEMENT - Page 29
          arbitration hearing shall be held in Houston, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the AAA shall be used and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply;

               (iv) The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this agreement shall be final and binding on all parties to the proceeding and judgment on such award may be entered by either party in a court of competent jurisdiction; and

               (v) The parties stipulate that the provisions of this Section
          10.14 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court of before any administrative tribunal with respect to any controversy or dispute arising out of this agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this agreement.

     Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of any arbitration hereunder without the prior written consent of such other party.

     (b)  Emergency Relief.  Notwithstanding anything in Section 10.14(a) to the
          ----------------
          contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

          (i)  Jurisdiction.  In connection only with the provisions of this
               ------------
               Section 10.14(b), each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas in Harris County, for the purposes of any action arising out of this agreement, or the subject matter hereof or thereof, brought by any other party under this Section 10.14(b).

          (ii) Waiver of Defenses.  In connection only with the provisions of
               ------------------
               this Section 10.14(b), to the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action brought under this Section 10.14(b), any claim (1) that it is not personally subject to the jurisdiction of the above-named courts,
               (2) that the action is brought in an inconvenient forum, (3) that it is immune from any legal process with respect to itself or its property, (4) that the venue of the suit, action or proceeding is improper,

ASSET PURCHASE AGREEMENT - Page 30
               or (5) that this agreement, or the subject matter hereof, may not be enforced in or by such courts.

     10.15  Specific Performance.  Each of the parties acknowledges and agrees
            --------------------
that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agree that the other party shall be entitled to enforce specifically this Agreement and the terms and provisions hereof.


                            Signature Page Follows

ASSET PURCHASE AGREEMENT - Page 31

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                SELLER:

                                ALLSTAR SYSTEMS, INC.



                                By:__________________________________________
                                      James H. Long, President


                                PURCHASER:

                                COMMWORLD ACQUISITION CORPORATION



                                By:__________________________________________
                                      David Welch, Chief Financial Officer


                                CWII:

                                COMMUNICATIONS WORLD
                                INTERNATIONAL, INC.



                                By:__________________________________________
                                      David Welch, Chief Financial Officer


ASSET PURCHASE AGREEMENT - Page 32